Consent of Independent Accountants

We consent to the incorporation by reference in Registration Statement No. 333-182419 on Form S-8 of our report relating to the balance sheet of Kewalo Development LLC as of December 31, 2015, and the related statements of income and changes in members' equity, and cash flows for the year ended December 31, 2015, appearing in the Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2016.

/s/ KKDLY LLC
Honolulu, Hawaii
February 27, 2017